UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 21, 2008

RAVEN BIOFUELS INTERNATIONAL CORPORATION
(exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52475
(Commission File Number)

N/A
(IRS Employer Identification No.)

61 South Paramus Road, Paramus, New Jersey 07652
(Address of principal executive offices and Zip Code)

1-866-433-3356
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into Material Definitive Agreement

On May 21, 2008, we entered into an assignment agreement whereby we accepted an assignment of an agreement between Tribune Capital Partners SA and Spectrum Energy Company Ltd. for the construction of bio-fuel plants in the Province of British Columbia, for the conversion of Mountain Pine Beetle softwood into ethanol for use as low-carbon transportation fuel and high value chemicals. Both parties are to make various contributions to the joint venture as described in the agreement, which includes pro-rata capital contributions, the provision of technology, management and operational expertise and supply of feed stock, among others.

Item 7.01 Regulation FD Disclosure

On May 26, 2008, we entered into a letter of intent with Superior Biotechnologies Corporation pursuant to which we have agreed to negotiate a definitive agreement for the acquisition from Superior of certain contractual rights and intellectual property rights for the payment of $75,000. The consideration will also consist of our company assuming liability for a loan of $875,000 that was provided from Tribune Capital Partners SA to Superior. The proceeds from this loan were used by Superior to fund license payments and further development of the technology. The acquisition will primarily consist of the acquisition of a Technology License Agreement that Superior currently has from Pure Energy Corporation, and the acquisition of an agreement for the rights to construct a bio-fuel plant in India. The acquisition of the technology license will allow our company to deploy the two stage dilute acid hydrolysis as well as other rights and options with respect to Pure Energy. This technology will provide us with the technology required for the construction of bio-refineries for the production of ethanol and other high value chemicals.

The acquisition from Superior is subject to completion of a definitive agreement.

Item 9.01	Exhibits

10.1	Assignment of Agreement with Spectrum Energy Corporation, dated May 21, 2008.

10.2	Letter of Intent with Superior Biotechnologies Corporation, dated May 6, 2008, accepted May 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAVEN BIOFUELS INTERNATIONAL CORPORATION

/s/ Ian S. Grant
Ian S. Grant, President
Date: June 3, 2008